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[LOGO OF JDN]

                                                           FOR IMMEDIATE RELEASE

                                                    Contact:  Charles N. Talbert
                                                  Director of Investor Relations
                                                                  (404) 262-3252
               JDN REALTY CORPORATION REACHES AGREEMENT TO SETTLE
                SECURITIES CLASS ACTION AND DERIVATIVE LAWSUITS

ATLANTA, Ga. (July 27, 2001) -- JDN Realty Corporation (NYSE: JDN) today announced that a settlement agreement has been entered into by Company and the class, through its lead plaintiff and lead counsel, to settle the securities class action litigation pending against the Company. Under the terms of the agreement, the Company will pay the class members an aggregate of $16.8 million in cash and 1.68 million shares of common stock.

Additional terms of the class action agreement require the Company to provide a $4 million guarantee assuring that the class members will receive a minimum of $7.5 million from recoveries or settlements from outside parties, including the Company's insurance carrier. Amounts received from third parties in excess of $3.5 million will reduce this guarantee dollar for dollar. The Company and the class members will share in any recovery from these outside parties above $8 million. In addition, the agreement contains certain restrictions on the issuance of common equity at or below $11.70 per share until the earlier of distribution of shares to the class members or June 30, 2002.

The Company has also reached agreement to settle the derivative suits brought against certain of its officers and directors. Under the terms of the agreement, the Company must formally adopt various corporate governance policies, many of which the Company already has in effect, and pay attorneys' fees by issuing 248,000 shares of common stock to plaintiffs' counsel.

These agreements are subject to court approval. In addition, the class action settlement is subject to approval of the banks in the Company's secured credit facility. The agreements contain additional settlement terms, which will be filed in a report on Form 8-K with the Securities and Exchange Commission, and should be viewed in their entirety.

The Company expects that the cash component of the settlement will be funded with availability from its line of credit by the end of the third quarter 2001, and expects to issue the shares of common stock for the settlement during the fourth quarter 2001.

The Company plans to record an expense for these settlement agreements in the second quarter of this year in the amount of approximately $46 million. In addition, the Company intends to accrue in the second quarter of this year an estimate of settlement related legal and other costs that it expects to incur in future periods. The Company anticipates future earnings per share to be lower as a result of additional interest expense associated with debt used to pay the cash portion of the settlement and additional shares outstanding as a result of the common stock to be issued to the class members and to plaintiffs' counsel in the derivative action. The Company is also reviewing its dividend policy as a result of the effect of the settlements.
                                     -MORE-

      JDN REALTY CORPORATION
      359 E. PACES FERRY ROAD, NE
      SUITE 400
      ATLANTA, GEORGIA 30305
      (404) 262-3252
      Fax (404) 364-6444
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JDN Realty Corporation Reaches Agreement
July 27, 2001
Page Two

Commenting on the announcement, Craig Macnab, Chief Executive Officer and President of JDN Realty Corporation, stated, "These settlements, under the terms of their agreements, represent a positive step for the Company and its shareholders. They eliminate the need for costly and protracted litigation and importantly, they allow management to focus all of its resources on building its business and increasing shareholder value."

JDN Realty Corporation is a real estate company specializing in the development and asset management of retail shopping centers anchored by value-oriented retailers. Headquartered in Atlanta, Georgia, the Company owns and operates directly or indirectly 109 properties, containing approximately 11.4 million square feet of gross leasable area, located in 20 states. The common stock and preferred stocks of JDN Realty Corporation are listed on the New York Stock Exchange under the symbols "JDN" and "JDNPrA," respectively.

JDN Realty Corporation considers the portions of the information contained in this release and statements made in connection with this release, with respect to the Company's beliefs and expectations of the outcome of future events to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Such statements are, by their nature, subject to certain risks and uncertainties. Forward-looking statements include statements regarding the following: (1) court and senior secured lenders will approve the agreements. Other risks, uncertainties and factors that could adversely affect the Company and its operations are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. JDN Realty Corporation does not undertake any obligation to release publicly any revisions to forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

  For additional information, visit the Company's home page on the Internet at
                           http://www.jdnrealty.com.


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